SHELTON FUNDS 485BPOS

Exhibit (h)(4)

SHELTON FUNDS

SHAREHOLDER SERVICING PLAN

(Non-Rule 12b-1 Plan)

THIS SHAREHOLDER SERVICING PLAN (this "Plan") is made as of January 1, 2007, as amended and restated as of October 10, 2022, by and between Shelton Funds (the "Trust"), a Delaware statutory trust, and CCM Partners (the "Advisor"), a California limited partnership.

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Class K shares of certain series (together with the Shelton Green Alpha Fund and Nasdaq-100 Index Fund, the “Funds”) of the Trust listed on Exhibit A; all share classes of the Nasdaq-100 Index Fund other than the Institutional Class shares; and the Direct shares of the Shelton Green Alpha Fund (collectively, the "Class") wish to retain the Advisor to coordinate the provision of services to shareholders of the Class, either by the Advisor directly or by broker-dealers, retirement plan administrators and other shareholder service providers (collectively, "Service Providers"), and the Advisor is willing to furnish those services and to arrange for the provision of those services, subject to the supervision of the Board of Trustees of the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1. Appointment. The Class hereby appoints the Advisor as the "Services Coordinator" for the provision of those shareholder services specified in Section 2 to all shareholders of the Class, some of whom may be clients of the Service Providers. The Advisor accepts that appointment and agrees to furnish through its own organization, or through the Service Providers, as the case may be, those shareholder services in return for compensation as provided in Section 6 of this Plan. The Advisor agrees that the shareholder services required to be furnished hereunder shall be furnished in compliance with all relevant provisions of state and federal law, and in compliance with all applicable rules and regulations of all relevant regulatory agencies, including, without limitation, the 1940 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the applicable rules and regulations promulgated thereunder, and the Conduct Rules of the National Association of Securities Dealers, Inc.

2. Services and Responsibilities on a Continuing Basis. The Advisor will arrange for the provision of the following shareholder services on a regular basis, which shall be daily, weekly or as otherwise appropriate, unless otherwise specified by the Funds:

(a)	responding to shareholder inquiries;
(b)	processing purchases and redemptions of shares of the Class, including reinvestment of dividends;
(c)	assisting shareholders in changing dividend options, account designations and addresses;
(d)	transmitting proxy statements, annual reports, prospectuses and other correspondence from the Funds to shareholders (including, upon request, copies, but not originals, of regular correspondence, confirmations or regular statements of account) where such shareholders hold shares of the Class registered in the name of the Advisor, a Service Provider, or their nominees; and
(e)	providing such other information and assistance to shareholders as may be reasonably requested by shareholders.

The Advisor and the Service Providers are under no obligation to, and shall not, provide pursuant to this Plan any services with respect to the sale or distribution of shares of the Class.

3. Standard of Care. The Advisor and the Service Providers shall be under no duty to take any action on behalf of the Class except as specifically set forth herein or as may be specifically agreed to by the Advisor or the Service Providers with the Class in writing. In the performance of the duties hereunder, the Advisor and the Service Providers shall be obligated to exercise due care and diligence and to act in good faith and to use their best efforts. Agreements with the Service Providers shall provide for at least the same standard of care, indemnification coverage, confidentiality, requirements for use of information about the Funds, and other material requirements to which the Advisor is subject under this Plan. Without limiting the generality of the foregoing or of any other provision of this Plan, neither the Advisor nor any Service Provider shall be liable for delays or errors or loss of data because of acts of war or terrorism, national emergencies or catastrophes directly affecting the Advisor or any Service Provider, but not because of power failures or other contingencies that typically are addressed by contingency or emergency plans meeting industry standards.

4. Confidentiality. The Advisor agrees, on behalf of itself and its employees, to treat confidentially all records and other information about the Class, the Trust and all prior, present or potential shareholders of the Class. This confidential information may be disclosed only after prior notification to, and approval in writing of release of information by, the Class. That approval shall not be unreasonably withheld nor may it be withheld where the Advisor or a Service Provider may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

5. Independent Contractor. The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and the Advisor and the Service Providers shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Class in any way, or in any way be deemed an agent for the Trust or for the Class, except to the limited extent expressly provided in this Plan. It is expressly understood and agreed that the services to be rendered by the Advisor under the provisions of this Plan are not to be deemed exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Plan shall not be impaired materially thereby.

6. Compensation. As compensation for the services rendered by, and responsibilities assumed by, the Advisor during the term of this Plan, the Class will pay to the Advisor a service fee not to exceed one-quarter of one percent (0.25%) per annum of the average daily net asset value of the Class' shares. The service fee shall be accrued daily by the Class and paid to the Advisor on a monthly basis. The Funds also may enter into contracts directly with Service Providers for shareholder services and pay compensation directly to those Services Providers, but any compensation paid directly to Service Providers by the Funds shall be included as service fees subject to the overall limitation specified by this Section 6.

7. Indemnification.

(a) The Funds agree to indemnify and hold harmless the Advisor and its officers from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Advisor takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Funds or (ii) upon written instructions from an officer of the Funds, provided that the Advisor shall not be indemnified against any liability to the Funds or to the Funds' shareholders (or any expenses incident to such liability) arising out of the Advisor's or any Service Provider's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Plan.

(b) The Advisor agrees to indemnify and hold harmless the Funds, the Trust and their officers and Trustees from all claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Advisor or any Service Provider takes or does or omits to take or do which is in violation of this Plan, not in accordance with written instructions given by an officer of the Trust, in violation of written procedures then in effect, or arising out of the Advisor's or the Service Provider's own willful misfeasance, bad faith, negligence or reckless disregard of the duties and obligations under this Plan.

(c) The Advisor shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. The Advisor agrees to release, indemnify and hold harmless the Trust and the Funds from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Advisor or any Service Provider, its officers, employees or agents regarding the redemption, transfer or registration of the Funds' shares for accounts of shareholders or the Service Provider, its clients and other shareholders. Principals of the Advisor will be available to consult from time to time with officers of the Trust and the Trustees concerning performance of the services contemplated by Section 2 of this Plan.

8. Fund Information. No person is authorized to make any representations concerning the Funds, shares of the Funds or shareholder services that are inconsistent with the terms of this Plan. Neither the Advisor or any Service Provider, nor any of their respective agents will use or distribute, or authorize the use or distribution of, any statements other than those contained in the Class' current prospectus or Statement of Additional Information or in such current supplemental literature as may be authorized by the Funds.

9. Duration and Termination. This Plan shall continue until termination by the Class or the Advisor on 60 days' prior written notice to the other. The Advisor's indemnification obligations under Section 7(b) shall survive the termination of this Plan. All notices and other communications hereunder shall be in writing.

10. Amendments. This Plan or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such charge or waiver is sought.

11. Miscellaneous.

(a) This Plan embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

(b) The captions in this Plan are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c) This Plan shall be governed by and construed in accordance with the laws of the State of Delaware as applicable to contracts between Delaware residents entered into and to be performed entirely within Delaware.

(d) If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan shall not be affected thereby.

(e) The Advisor acknowledges that it has received notice of and accepts the limitations of the Funds' liability set forth in the Trust's Agreement and Declaration of Trust. The Advisor agrees that the Funds' obligations under this Plan shall be limited to the Funds and to their assets, and that neither the

Advisor nor any Service Provider shall seek satisfaction of any such obligation from the shareholders of the Funds or from any trustee, officer, employee or agent of the Trust or the Funds.

(f) This Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(g) This Plan may not be assigned without the mutual consent of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their officers designated below on the day and year first above written.

Shelton Funds

By:	/s/ Steve Rogers

Name: Steve Rogers

Title: Chairman and President

Date:	October 7, 2022

CCM PARTNERS, LP

By:	/s/ Steve Rogers

Name: Steve Rogers

Title: CEO

Date:	October 7, 2022

EXHIBIT A

SHAREHOLDER SERVICING PLAN OF

SHELTON FUNDS

S&P 500 Index Fund

S&P MidCap Index Fund

S&P SmallCap Index Fund

Shelton Equity Income Fund

Shelton Green Alpha Fund (Direct shares)

Nasdaq-100 Index Fund

U.S. Government Securities Fund

The United States Treasury Trust

Nasdaq-100 Index Fund (all share classes except Institutional Shares)